Exhibit 5.1

Ref:     VSL/689164-000001/14609385v1

Baozun Inc.

Building B, No. 1268 Wanrong Road

Shanghai 200436

People’s Republic of China

23 April 2019

Dear Sirs and/or Madams

Baozun Inc. (the "Company")

We have been asked to render this opinion in our capacity as counsel as to Cayman Islands law to the Company in connection with the Registration Statement on Form S-8 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission on 23 April 2019, relating to the registration under the Securities Act of 1933, as amended, (the "Act") of an aggregate amount of 523,529 Class A Ordinary Shares of par value US$0.0001 each in the authorised but unissued share capital of the Company (the "Shares") for issuance pursuant to the Company's 2015 Share Incentive Plan (the "Plan").

We have reviewed the corporate authorisations of the Company in connection with the Plan and the issue of the Shares by the Company and have assumed that the Share will be issued in accordance with the Plan and the resolutions authorising their issue.

It is our opinion that the Shares to be issued by the Company have been duly and validly authorised, and when issued, sold and paid for in the manner described in the Plan and in accordance with the resolutions adopted by the board of directors of the Company (or any individual or committee to whom the board of directors have delegated their powers with respect to administration of the Plan) and when appropriate entries have been made in the register of members of the Company, will be legally issued, fully paid and non-assessable.

This opinion is subject to the qualification that under the Companies Law (2018 Revision) of the Cayman Islands, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Law (2018 Revision) directs or authorises to be inserted therein. A third party interest in the Shares would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

In this opinion the phrase "non-assessable" means, with respect to the issuance of Shares, that a shareholder shall not, in respect of the relevant Shares and in the absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, have any obligation to make further contributions to the Company's assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto. In giving such consent, we do not consider that we are "experts" within the meaning of such term as used in the Act or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP